Exhibit 10.80

Agreement No.: PS20-092

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

SERVICE AGREEMENT

MAIN DOCUMENT

Name of Project: Outbound logistics on behalf of Polestar – VCC Services, USA and Canada

Short description of activities under this Service Agreement: Outbound logistics by utilization of Service Provider’s existing and mature vehicle distribution processes.

This Service Agreement is between Volvo Cars USA LLC, with offices located at 1800 Volvo Place, Mahwah, NJ 07430, a Delaware limited liability company (“Service Provider”), and Polestar Automotive USA Inc., with offices located at 1800 Volvo Place, Mahwah, NJ 0743, a Delaware corporation (“Purchaser”).

Each of Service Provider and Purchaser is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.	Purchaser is part of the Polestar group which develops, manufactures and distributes Polestar branded vehicles and associated products throughout the world.

B.

Service Provider is a part of the Volvo Car group which develops, manufactures and distributes Volvo branded vehicles, after-market parts and accessories throughout the world. Service Provider is engaged in the distribution of Volvo branded vehicles including in the USA and Canada and has a well-established set-up for distribution of cars.

C.

The Parties have determined that Service Provider shall provide to Purchaser certain Services (as defined in the General Terms), which are further described in the Service Specification in Appendix 1. The provision of the Services shall be performed in accordance with the terms in this service agreement and its appendices (the “Service Agreement”).

D.

Purchaser wants Service Provider to use its well established and running logistic flow for outbound logistics, from arrival at a harbour in the USA to its final destination as defined further in Appendix 1, to support Purchaser, as set forth in this Service Agreement.

E.

The Parties have agreed that Service Provider will support Purchaser with outbound transport & related logistic services, for its Polestar branded vehicles as further described in the Service Specification in Appendix 1.

F.	Purchaser enters into this Service Agreement for the purpose of receiving the Services and Service Provider will provide the Services in accordance with the terms set forth in this Service Agreement.

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Agreement No.: PS20-092

AGREEMENT

1.	GENERAL

1.1

This Service Agreement consists of this main document (the “Main Document”) and its appendices. This Main Document sets out the specific terms in respect of the provision of the Services, whereas Appendix 2 sets out certain general terms and conditions applicable to the Parties’ rights, obligations and performance of the Parties’ activities hereunder (the “General Terms”).

1.2	All capitalized terms used, but not specifically defined in this Main Document, shall have the meaning ascribed to them in the General Terms.

2.	SERVICE SPECIFICATION

2.1	The Parties have agreed upon the scope and specification for the Services as specified in the Service Specification in Appendix 1.

3.	AFFILIATE

3.1	Affiliate shall for the purpose of this Service Agreement have the following meaning:

“Affiliate” means any other legal entity that, directly or indirectly, is controlled by Service Provider or Purchaser; and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.

4.	SERVICE CHARGES

4.1

In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser shall pay to Service Provider the service charges as further described below (the “Service Charges”).

4.2

The Service Charges for the Services will be based on the estimated hours and other costs for the Services to be performed by Service Provider as set forth in the Service Specification in Appendix 1 and the hourly rates and other costs as set forth in Appendix 3. The Parties acknowledge that the estimated Service Charges set forth in the Service Specification in Appendix 3, are based on an estimation of the amount of hours and other costs required for the performance of the Services and that this estimation may differ from the final actual number of hours charged by Service Provider. Hence, the Service Charges will ultimately be invoiced accordingly.

4.3	The Service Charges shall be paid in the currency: US Dollar.

4.4

The hourly rates that are used to calculate the Service Charges shall be determined by Service Provider on an annual basis in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance” between the Parties. The hourly rates shall be calculated using the cost-plus method, i.e. full cost incurred plus an arm´s length mark-up. All costs Service Provider has in order to perform the Services shall be reimbursed by Purchaser.

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5.	PAYMENT

5.1

If Service Provider, pursuant to the General Terms, appoints its Affiliates and/or subcontractors to perform the Services under this Service Agreement, Service Provider shall include the costs relating to such work in the invoices to Purchaser.

5.2	The actual Service Charges shall be invoiced on a quarterly basis at the end of each calendar quarter and paid by Purchaser in accordance with what is set out in the General Terms.

6.	GOVERNANCE FORUM

6.1

The Parties agree that governance in respect of this Service Agreement shall be handled in accordance with what is set out in the General Terms in Appendix 2. When reference is made to a relevant governance forum, it shall for the purpose of this Service Agreement have the meaning set out below in this Section 6.

6.2

The first level of governance forum for handling the co-operation between the Parties in various matters, handling management, prioritisation of development activities etc. under the Service Agreement shall be the “Steering Committee”, which regarding cooperation between Service Provider and Purchaser is the so called Volvo Polestar Business Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

6.3

The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”, which regarding cooperation between Service Provider and Purchaser is the so-called Volvo Polestar Executive Alignment Meeting. The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

7.	TEMPLATE FINANCIAL REPORTING

7.1	The Parties agree that the basis for calculating the Service Charges shall be transparent and auditable to Purchaser.

8.	DATA PROCESSING AGREEMENT

8.1

If Service Provider processes any personal data on Purchaser’s behalf and in accordance with its instructions as part of or in connection with the performance of the Services, the Parties will separately agree to a Data Processing Agreement which shall be deemed an integrated part of this Service Agreement.

8.2

The Parties shall at all times comply with applicable laws on data protection and privacy, and shall use its commercially reasonable efforts to ensure that any Affiliates or subcontractors engaged by it also comply therewith.

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9.	ORDER OF PRIORITY

9.1

In the event there are any contradictions or inconsistencies between the terms of this Main Document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply:

(1)	This Main Document

(2)	Appendix 2, General Terms – Service Agreement

(3)	Appendix 1, Service Specification

(4)	Appendix 3, Service Charges

(5)	Appendix 4, Geographical Scope

10.	NOTICES

10.1

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with the terms in the General Terms:

(a)	To Service Provider:

Volvo Car USA LLC

Attention: Regional Controller

1800 Volvo Place

Mahwah, NJ 07430

Email: [***]

With a copy not constituting notice to:

Volvo Car USA LLC Attention: Head of Legal Americas, [***]

Email: [***]; and

Volvo Car USA LLC

Attention: Owner’s Controlling and Related Party BO, [*** ]

Email: [***]

(b)	To Purchaser:

Polestar Automotive USA Inc.

Attention: President

1800 Volvo Place

Mahwah, NJ 07430

Email: [***]

With a copy not constituting notice to:

Polestar Automotive USA Inc.

Attention: Legal Department

Email: legal@polestar.com

[SIGNATURE PAGE FOLLOWS]

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This Service Agreement has been signed electronically by both Parties.

VOLVO CAR USA LLC		POLESTAR AUTOMOTIVE USA INC.

By:	/s/ Courtney Murray	By:	/s/ Gregor Hembrough
Title:	Head of Legal, Americas	Title:	President

By:	/s/ Oscar Bertilsson Olsborg	By:	/s/ Mikael Alkmark
Title:	CFO Volvo Cars US	Title:	Director

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APPENDIX 1

SERVICE SPECIFICATION

1.	GENERAL

1.1

This Service Specification is part of the SLA between Service Provider and Purchaser. This Service Specification sets out the scope and the specification of the activities that shall be performed under the SLA, the division of responsibilities between Service Provider and Purchaser and the applicable time plan for the performance of the activities.

1.2	This Service Specification consists of this Appendix 1 – Service Specification and its Appendices:

•	1a – RACI Transportation & Related Logistics Services

•	1b – RACI Customs Administration & Related Export/Import Matters

•	1c – Other Key Responsibilities of Purchaser

•	1d – Examples of activities: Admin/Operation of OB Transport & Related Logistics

•	1e – Examples of activities: Customs Administration.

2.	DEFINITIONS

2.1

Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the SLA or the Service Agreement referenced in the SLA. In addition, the capitalised terms set out below in this Section 2 shall for the purpose of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

2.2	FPR – First Point of Rest. FPR is a term used primarily, though not solely, in ocean freight, indicating:

(i)

at the Port of Loading, the physical place at which Vehicles are off-loaded and parked by a preceding transport provider bringing the Vehicles to the Port of Loading. It marks the cut between the pre-carriage road/rail transport and the port/terminal process.

(ii)

at the Port of Discharge, the physical place at which Vehicles are first parked (immediately) after being unloaded from a vessel. It marks the cut between the ocean transport and the port/terminal process.

2.3	LPR – Last Point of Rest. LPR is a term used primarily, though not solely, in ocean freight, indicating:

(i)

at the Port of Loading, the physical place at which Vehicles are last parked (immediately) before being loaded onto a vessel. It marks the cut between the port/terminal process and the ocean transport.

(ii)

at the Port of Discharge, the physical place at which Vehicles are parked before being loaded by a subsequent transport provider, bringing the Vehicles to their next destination. It marks the cut between port/terminal process and on-carriage road/rail transport.

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2.4

Transport Order – Instruction issued by Purchaser to Service Provider (electronically or otherwise if so agreed) to perform transportation of a Vehicle from a pre-defined place of pick-up to a pre-defined place of drop-off. If the place of drop-off is an SCSL (Sales Company Stock Location) or other location suitable for vehicle storage, and the Vehicle at the time of arrival at same is unallocated and/or blocked, then the transport order shall also be deemed to constitute an order to store the Vehicle at said SCSL or other location until it becomes allocated, unblocked and the subject of a subsequent transport order.

2.5

Work Order – Instruction issued by Purchaser to Service Provider (electronically or otherwise if so agreed) to perform certain services, e.g. PDI (pre-delivery inspection), accessorisation, storage, stock maintenance, etc. of a Vehicle at an SCSL or other location suitable for such action/work.

2.6	Vehicles – Purchaser’s factory new Polestar 1 and Polestar 2 vehicles. Any “in-use” and/or “used” vehicles are not in scope of this Agreement.

3.	GENERAL DESCRIPTION

3.1

The Parties have agreed that Service Provider will support Purchaser with outbound transport & related logistic services, and other services, for its Vehicles by way of accommodating Purchaser’s needs in terms of associated administration and operational management.

3.2

Related logistic services may consist of but not be limited to activities such as quality inspection, quality upgrades, PDI (pre-delivery inspection, PDS (pre-delivery service), insertion of items, accessorisation, vehicle storage, stock maintenance, battery charging, etc.

3.3	Other services may consist of e.g. customs administration and damage claims management, as defined herein.

3.4

The overall objective of the activities is that Service Provider will provide to Purchaser a comprehensive set of administrative and operational services needed by Purchaser for the planning & execution of outbound transportation, handling & delivery of its Vehicles.

4.	ASSUMPTIONS/PRE-REQUISITES

4.1

Purchaser has to adhere to the responsibilities referred to in Section 8 below. Purchaser is aware that any noncompliance with these responsibilities may cause Service interruptions. Service Provider will not be liable for Service interruptions caused by Purchaser’s noncompliance with these responsibilities.

4.2

In the interest of efficiency, Purchaser accepts that Service Provider – in order to serve and protect Purchaser’s interest – occasionally may incur additional costs (e.g. dedicated truck, change of transport mode etc.).

4.3

The sourcing and selection of supplier of transport services will be carried out according to and within the Service Provider´s existing sourcing process and approval levels. The Service Provider will follow the already established functional forums. However, in the sourcing and supplier selection of external suppliers Purchaser should be regarded as a stakeholder and should be consulted. The Service Provider should secure that information on sourcing and supplier selection relevant to Purchaser is provided to Purchaser timely.

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When consulted Purchaser should to the best of its ability make sure that its response is not unreasonably withheld.

5.	DESCRIPTION OF THE SERVICE ACTIVITIES

5.1

Service Provider will support Purchaser by handling for and/or providing to same (i) the activities/actions indicated as “VCC” responsibility in Appendices 1a – 1b and – unless otherwise set out herein – covering the scope as generally set forth as “In Scope” in Appendix 4, and (ii) any other service(s) that may be agreed between the Parties.

5.2

Subject to some exceptions, such as e.g. vehicle handling and certain services provided at/within Purchaser’s and/or Service Provider’s own factory yards or compounds, the physical provision of outbound transport & related logistic services pertaining to the Vehicles, will be carried out by external suppliers, and is not covered by this Agreement.

5.3

The planning & execution by Service Provider of outbound transport & related logistic services of/for the Vehicles, will be based on and carried out in accordance with specifications set out in Transport and/or Work Orders submitted and/or conveyed by Purchaser, or as may otherwise be agreed between the Parties.

5.4

Service Provider will be performing various specific administrative/operational transport & related logistic and other service activities as exemplified in Appendices 1d-e and relevant to the outbound transport lanes/arrangements generally described as “In Scope” in Appendix 4.

6.	TIMING AND DELIVERABLES

6.1

Activities/actions associated with the transport lanes/arrangements set out in Appendix 4 shall commence in anticipation of planned shipment of the Vehicles in the United States and Canada on approx. January 1, 2020, or at other time as may be agreed between the Parties and documented in said Appendix 4.

7.	SERVICE CHARGES

7.1	Purchaser shall compensate Service Provider for the services rendered in accordance with the service charge schedules set out in Appendix 3.

8.	PARTIES RESPONSIBILITIES

8.1

The division of high level responsibilities between the Parties is described in Appendices 1a-1b. The agreed division of responsibilities should be reviewed and agreed at least annually between the Parties or upon request by either Party.

8.2

Other key responsibilities of Purchaser under the Agreement are set out in Appendix 1c. The agreed other key responsibilities should be reviewed and agreed at least annually between the Parties or upon request by either Party.

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Appendix 1a Service Specification—RACI, Division of High Level responsibilities—US and Canada

Transportation & related Logistics services

[***]

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Appendix 1b Service Specification—RACI, Division of High Level responsibilities—US and Canada

Customs administration & related Export/Import matters

[***]

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Appendix 1c Service Specification—US and Canada

Other Key Responsibilities of Purchaser

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Appendix 1d—VCC Services, US and Canada

Admin./Operation of OB Transport & related Logistics

Examples of Activities/Actions—Office/WC

Forecast admin. and capacity planning

Forecast and distribution plan

Forecast to Carriers

Lead time management

Transport Planning & Carrier Management

Carrier confirmation of capacity

Booking and monitoring planned distribution start and late cars

Deviation handling

Market contact for PS

WHLS planning and follow up

Real Time Management

KPI creation and follow up

Action plans

Escalation process for non-performance

Wholesale planning activities

Sustainability targets

Monthly carrier performance review meetings

Support Network design/Logistic engineering and RFQ

Define network

Set up RFQ volumes/destinations

Active RFQ work as stakeholder to IDP

Implementation of new Carriers/contracts

Updating/Re-evaluating network setup

RAM function

North American SPOC function to PS

Coordinate KPIs and deliverables

Action plans and follow up

Invoicing and freight cost management

Change management

SLA maintenance

Business IT

Maintenance of contracts, pricing, fuel surcharges, VAT

Deviation handling

EDI set up

Change management

Port Processing

Yard handling and movements

Stock maintenance

Battery charging

Yard related Admin

Processing forecast and plan

Ensure throughput satisfies Polestar’s objectives

IDP Procurement

Sourcing & Contract creation

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Appendix 1e—VCC Services, US and Canada

Customs administration

Examples of Activities/Actions

[***]

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SERVICE AGREEMENT

APPENDIX 2

GENERAL TERMS

1.	BACKGROUND

This Appendix 2, General Terms – Service Agreement, (the “General Terms”) is an Appendix to the Main Document and is an integrated part of the Service Agreement entered into between the Parties.

2.	DEFINITIONS

2.1

For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 2, shall have the meaning ascribed to them in the Main Document.

2.2	“Appendix” means an appendix to the Main Document.

2.3	“Background IP” means the Intellectual Property Rights either:

(a)	owned by either of the Parties;

(b)	created, developed or invented by directors, managers, employees or consultants of either of the Parties;

(c)	to which the Party has licensed rights instead of ownership and the right to grant a sublicense prior to the execution of this Service Agreement, and any Intellectual Property Rights developed or otherwise acquired independently of this Service Agreement.

2.4

“Confidential Information” means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Service Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know-how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Service Agreement.

2.5	“Disclosing Party” means the Party disclosing Confidential Information to the Receiving Party.

2.6	“Data Protection Laws” shall mean collectively, any applicable data protection, privacy or similar law generally applicable to the processing of personal data.

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2.7	“Force Majeure Event” shall have the meaning set out in Section 15.1.

2.8

“Industry Standard” means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Service Agreement.

2.9

“Intellectual Property Rights” or “IP” means Patents, Non-patented IP, rights in Confidential Information and Know-How to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

2.10

“Know-How” means confidential and proprietary industrial, technical and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, specifications, component lists, market forecasts, lists and particulars of customers and suppliers.

2.11	“Main Document” means the contract document (with the heading “Main Document—Service Agreement”), which is signed by Service Provider and Purchaser, to which these General Terms are an Appendix.

2.12

“Non-patented IP” means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Service Agreement.

2.13

“Patent” means any patent, patent application, or utility model, whether filed before, on or after execution of this Service Agreement, along with any continuation, continuation-in-part, divisional, re-examined or re-issued patent, foreign counterpart or renewal or extension of any of the foregoing.

2.14	“Receiving Party” means the Party receiving Confidential Information from the Disclosing Party.

2.15

“Results” shall mean any outcome of the Services provided to Purchaser under this Service Agreement (including but not limited to any IP, technology, software, methods, processes, deliverables, objects, products, documentation, modifications, improvements, and/or amendments to be carried out by Service Provider under the Service Specification) and any other outcome or result of the Services to be performed by Service Provider as described in the relevant Service Specification, irrespective of whether the performance of the Services has been completed or not.

2.16	“Services” shall mean the services to be performed by Service Provider to Purchaser hereunder, including all services under the Appendices attached hereto.

2.17	“Service Agreement” means the Main Document including all of its Appendices and their Schedules as amended from time to time.

2.18	“Service Charges” means the service charges as set forth or referenced to in the Main Document.

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2.19

“Service Specification” describes the Services to be provided by Service Provider to Purchaser hereunder including (if applicable) a time plan for the provision of the Services, which is included as Appendix 1 in this Service Agreement.

2.20	“Third Party” means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Service Agreement.

2.21

“Trademarks” means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties.

2.22

“Use” means to make, have made, use (including in a process, such as use in designing, engineering, testing or assembling products or in their research or development), keep, install, integrate, extract, assemble, reproduce, incorporate, create derivative works of, modify, adapt, improve, enhance, develop, service or repair, including in the case of installation, integration, assembly, service or repair, the right to have a subcontractor of any tier carry out any of these activities on behalf of the Parties in their capacity as a licensee hereunder.

2.23

The right to “have made” is the right of a Party in its capacity as a licensee hereunder, as applicable, to have another person (or their subcontractor of any tier) make for that Party and does not include the right to grant sublicenses to another person to make for such person’s own use or use other than for that Party.

3.	PROVISION OF SERVICES

3.1	Service Specification. The Parties have agreed upon the scope and specification of the Services provided under this Service Agreement in the Service Specification.

3.2

Service Recipients. In addition to Purchaser, Polestar Automotive Canada Inc. shall be entitled to receive and use the Services under this Service Agreement. Nevertheless, Purchaser shall be Service Provider’s sole point of contact and shall be responsible for payment of the Service Charges as set forth in this Service Agreement.

3.3	Subcontractors.

3.3.1	The Parties acknowledge that Service Provider may use subcontractors to perform the Services under this Service Agreement, provided that Service Provider informs Purchaser thereof.

3.3.2

Service Provider shall however remain responsible for the performance, and any omission to perform or comply with the provisions of this Service Agreement, by any Affiliate to Service Provider and/or any subcontractor to the same extent as if such performance or omittance was made by Service Provider itself. Service Provider shall also remain Purchaser’s sole point of contact unless otherwise agreed.

3.4

Relationship between the Parties. The Parties are acting as independent contractors when performing each Party’s respective obligations under the Service Agreement. Neither Party nor its Affiliates are agents for the other Party or its Affiliates and have no authority to represent them in relation to any matters. Nothing in these General Terms or the Service Agreement shall be construed as to constitute a partnership or joint venture between the Parties.

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4.	SERVICE REQUIREMENTS

4.1	All Services shall be performed in accordance with the requirements set forth in this Service Agreement, including the Service Specification, and otherwise in a professional manner.

4.2

When providing the Services, Service Provider shall use professional and skilled personnel, reasonably experienced for the Services to be performed, in each case according to the same standard of care and professionalism that is done in Service Provider’s internal business and development projects. Such standard of care and professionalism, shall however at all times correspond to Industry Standard. For the avoidance of doubt, Service Provider is responsible for all necessary recruiting and hiring costs associated with employing appropriate personnel as well as all necessary training costs.

4.3

Service Provider agrees to respect and adhere to deadlines as agreed separately in writing. In the event Service Provider risks not to meet an agreed deadline or is otherwise in delay with the performance of the Services, Service Provider shall appoint additional resources in order to mitigate the effects of the anticipated delay or the delay (as the case may be).

4.4

In the event the Services or any part thereof, more than insignificantly deviate from the requirements set forth in the Service Specification, or if Service Provider otherwise does not meet or ceases to meet the requirements set forth in this Service Agreement (except for minor faults and defects, which do not affect the provision of the Services), Service Provider shall remedy such incompliance, fault or defect as soon as reasonably possible.

4.5

In the event Service Provider fails to act in accordance with Section 4.3 and 4.4 above, such failure shall be escalated in accordance with the escalation principles set forth in Section 17.1 and eventually give Purchaser the right to terminate the Service Agreement in accordance with Section 14.4.

4.6

Purchaser shall provide Service Provider with instructions as reasonably required for Service Provider to be able to carry out the Services. Service Provider must continuously inform Purchaser of any needs of additional instructions or specifications required to perform the Services.

4.7

Service Provider shall ensure that it has sufficient resources to perform its undertakings under this Service Agreement. Further, Service Provider undertakes to ensure that the performance of the Services will not be given lower priority than other of Service Provider’s internal similar projects.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1	Ownership of existing Intellectual Property Rights.

5.1.1	Each Party remains the sole and exclusive owner of its Background IP.

5.1.2	Nothing in this Service Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party.

5.2	Ownership of Results. In the event any Results are created as a result of the Services provided by Service Provider (or if applicable, any of its appointed Affiliates or

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subcontractors) under this Service Agreement, the Parties agree that Service Provider shall be the exclusive owner of such Results, including all modifications, amendments and developments thereof. Hence, all Results shall automatically upon their creation stay with Service Provider. Service Provider shall further have the right to transfer, sublicense, modify and otherwise freely dispose of the Results.

5.3	License grant.

5.3.1

Upon creation of the Results, Purchaser shall at the same time automatically be granted a non-exclusive, irrevocable, perpetual (however at least fifty (50) years long (however, in no event shall such time exceed the validity period of any IP or Background IP included in the license described hereunder)), non-assignable (however assignable to Purchaser’s Affiliates), worldwide license to Use, in whole or in part, the Results and, if applicable, any Background IP embedded in or otherwise used in the development of the Results. The license granted in this Section 5.3.1 is limited to the extent such license is necessary for Purchaser to make use of the Services provided hereunder and to enable an orderly transfer to another service provider after the termination and/or expiry of this Service Agreement.

5.3.2

Notwithstanding anything to the contrary in this Service Agreement, nothing in these General Terms or otherwise in the Service Agreement shall be construed as to give the other Party any rights, including but not limited to any license rights (express or implied), to any Background IP, except as expressly stated herein.

5.4	Volvo brand name.

5.4.1

For the sake of clarity, it is especially noted that this Service Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a service agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products.

5.4.2

This means that this Service Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

5.5	Polestar brand name.

5.5.1

Correspondingly, it is especially noted that this Service Agreement does not include any right to use the Polestar brand name or Trademarks, or refer to Polestar in communications or official documents of whatever kind, unless otherwise approved by Polestar in writing.

5.5.2

This means that this Service Agreement does not include any rights to directly or indirectly use the Polestar brand name or Polestar Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

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6.	SERVICE CHARGES

6.1

In consideration of Service Provider’s performance of the Services under this Service Agreement, Purchaser agrees to pay to Service Provider the Service Charges as set forth or referenced to in the Main Document.

7.	PAYMENT TERMS

7.1	The Service Charges shall be paid in the currency set forth in the Main Document, in a timely manner and in accordance with the payment terms set forth in this Section 7.

7.2	All amounts referred to in this Service Agreement are exclusive of VAT.

7.3	Any amount of the Service Charges invoiced by Service Provider to Purchaser shall be paid by Purchaser within 30 days after the invoice date.

7.4

Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one month applicable interbank rate, depending on invoice and currency, with an addition of [***] per annum.

7.5	Any paid portion of the Service Charges is non-refundable, with the exception set forth in the Main Document.

8.	AUDIT

8.1

During the term of the Service Agreement, Purchaser shall have the right to, upon reasonable notice in writing to Service Provider, inspect Service Provider’s books and records related to the Services and the premises where the Services are performed, in order to conduct quality controls and otherwise verify the statements rendered under this Service Agreement.

8.2

Audits shall be made during regular business hours and be conducted by Purchaser or by an independent auditor appointed by Purchaser. Should Purchaser during any inspection find that Service Provider or the Services does/do not fulfil the requirements set forth herein, Purchaser is entitled to comment on the identified deviations. Service Provider shall, upon notice from Purchaser, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee.

9.	REPRESENTATIONS

9.1	Each Party warrants and represents to the other Party that:

(a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

(b)	it has full corporate power and authority to execute and deliver this Service Agreement and to perform its obligations hereunder;

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(c)

the execution, delivery and performance of this Service Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

(d)	this Service Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

10.	SERVICE WARRANTY

10.1	When performing the Services, Service Provider shall provide professional and skilled personnel, reasonably experienced for the Services to be performed at the best of their knowledge.

10.2

Service Provider provides the Services “as is”. Service Provider does neither warrant nor represent that any Services, provided or delivered to Purchaser hereunder are functional for the business needs of Purchaser or otherwise suitable for any specific purpose, nor that the Services are not infringing any Intellectual Property of any third party. Service Provider does not give any representations or warranties as regards the merchantability of the deliverables to be delivered hereunder nor any other representations or warranties of any kind whatsoever concerning the Services. Purchaser acknowledges that the price of the Services to be performed and other deliverables to be delivered by Service Provider are set in consideration of the foregoing.

10.3

Service Provider shall after receipt of notice of a claim related to Purchaser’s use of the Services notify Purchaser of such claim in writing and Purchaser shall following receipt of such notice, to the extent permitted under applicable law, at its own cost conduct negotiations with the third party presenting the claim and/or intervene in any suit or action. Purchaser shall at all times keep Service Provider informed of the status and progress of the claim and consult with Service Provider on appropriate actions to take. If Purchaser fails to or chooses not to take actions to defend Service Provider within a reasonable time, or at any time ceases to make such efforts, Service Provider shall be entitled to assume control over the defence against such claim and/ or over any settlement negotiation at Purchaser’s cost. Any settlement proposed by Purchaser on its own account must take account of potential implications for Service Provider and shall therefore be agreed with Service Provider before settlement. Each Party will at no cost furnish to the other Party all data, records, and assistance within that Party’s control that are of importance in order to properly defend against a claim.

11.	LIMITATION OF LIABILITY

11.1	Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Service Agreement.

11.2

Each Party’s aggregate liability for any direct damage arising out of or in connection with this Service Agreement shall be limited to 30% of the total Service Charges payable by Purchaser to Service Provider hereunder.

11.3	The limitations of liability set forth in this Section 11 shall not apply in respect of:

(a)	claims related to death or bodily injury;

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(b)	damage caused by wilful misconduct or gross negligence;

(c)	damage caused by a Party’s breach of the confidentiality undertakings in Section 13 below; or

(d)	damage arising out of an infringement, or alleged infringement, of the other Party’s or any third party’s Intellectual Property.

12.	GOVERNANCE AND CHANGES

12.1	Governance.

12.1.1

The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Service Agreement as well as issues and/or disputes arising under this Service Agreement.

12.1.2

The governance and co-operation between the Parties in respect of this Service Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon inter alia the prioritisation of development activities or other aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the Steering Committee.

12.1.3	If the Steering Committee fails to agree upon a solution of the disagreement the relevant issue should be escalated to the Strategic Board for decision.

12.2	Changes.

12.3

During the term of this Service Agreement, Purchaser can request changes to the Service Specification, which shall be handled in accordance with the governance procedure set forth in Section 12.1 above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time.

12.4

The Parties acknowledge that Service Provider will not perform in accordance with such change request until agreed in writing between the Parties. For the avoidance of any doubt, until there is agreement about the requested change, all work shall continue in accordance with the existing Service Specification.

13.	CONFIDENTIAL INFORMATION

13.1	The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party.

13.2

All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Service Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Service Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 13.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

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(a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c)	is obtained from a Third Party who is free to divulge the same;

(d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

(e)	is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or

(f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

13.3

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Parts uses to protect its own Confidential Information of similar nature, to prevent the dissemination to Third Parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 13.

13.4

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within 30 days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

13.5

If any Party violates any of its obligations described in this Section 13, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 17.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

13.6

For the avoidance of doubt, this Section 13 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the Results, to any Third Party, notwithstanding what it set forth above in this Section 13. Any such disclosure to any Third Party is permitted only if approved in writing by Service Provider.

13.7	This confidentiality provision shall survive the expiration or termination of this Service Agreement without limitation in time.

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14.	TERM AND TERMINATION

14.1

This Service Agreement shall become effective when the Main Document is signed by duly authorised signatories of each Party and shall, unless terminated in accordance with this Section 14 below, remain in force until the Services are completed.

14.2	Either Party shall be entitled to terminate this Service Agreement with immediate effect in the event:

(a)

the other Party commits a material breach of the terms of this Service Agreement, which has not been remedied within 30 days from written notice from the other Party to remedy such breach (if capable of being remedied); or

(b)

if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

14.3	For avoidance of doubt, Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, shall be considered in material breach for the purpose of this Service Agreement.

14.4

Furthermore, Purchaser is entitled to terminate this Service Agreement with immediate effect in case Service Provider acts in breach, which is not insignificant, of what is set forth in Section 4.3 and 4.4 provided that the issue first has been escalated in accordance with Section 17.1.

14.5	Either Party shall in addition be entitled to terminate the Service Agreement for convenience upon 12 months written notice to the other Party.

15.	MISCELLANEOUS

15.1	Force majeure.

15.1.1

Neither Party shall be liable for any failure or delay in performing its obligations under the Service Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by a Force Majeure Event.

15.1.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Service Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

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15.2

Notices. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Service Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	in case of personal delivery, at the time and on the date of personal delivery;

(b)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

(c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in the Main Document, or to such other address, number or email address as a Party may designate.

15.3	Assignment.

15.3.1	Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Service Agreement without the other Party’s prior written consent.

15.3.2	Notwithstanding the above, each Party may assign this Service Agreement to an Affiliate without the prior written consent of the other Party.

15.4

Waiver. Neither Party shall be deprived of any right under this Service Agreement because of its failure to exercise any right under this Service Agreement or failure to notify the infringing party of a breach in connection with the Service Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

15.5

Severability. In the event any provision of this Service Agreement is wholly or partly invalid, the validity of the Service Agreement as a whole shall not be affected and the remaining provisions of the Service Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Service Agreement, it shall be reasonably amended.

15.6

Entire agreement. All arrangements, commitments and undertakings in connection with the subject matter of this Service Agreement (whether written or oral) made before the date of this Service Agreement are superseded by this Service Agreement and its Appendices.

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15.7	Amendments. Any amendment or addition to this Service Agreement must be made in writing and signed by the Parties to be valid.

15.8	Survival.

15.8.1

If this Service Agreement is terminated or expires pursuant to Section 14 above, Section 5.3 (License grant), Section 13 (Confidentiality), Section 16 (Governing Law), Section 17 (Dispute Resolution) as well as this Section 15.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

15.8.2

Notwithstanding Section 15.8.1 above, if this Service Agreement is terminated due to Purchaser not paying the Service Charges, without legitimate reasons for withholding payment, pursuant to Section 14 above, Section 5.3 (License Grant) shall not survive termination or remain in force as between the Parties after such termination. For the avoidance of doubt, what is stated in this Section 15.8.2 shall only apply in relation to such licenses granted to Purchaser pursuant to Section 5.3 above and any licenses granted to Service Provider under Section 5.3 shall thus nevertheless remain in force after such termination.

16.	GOVERNING LAW

16.1

This Service Agreement and all non-contractual obligations in connection with this Service Agreement shall be governed by the substantive laws of the State of Delaware without giving regard to its conflict of laws principles.

17.	DISPUTE RESOLUTION

17.1	Escalation principles.

17.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

17.1.2

The members of the Steering Committee shall use reasonable endeavours to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

17.1.3

If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavours to do so, such deadlock will be referred to the Strategic Board for decision. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavours to do so, the matter shall be resolved in accordance with Section 17.2 below.

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17.1.4

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 13 above.

17.1.5

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 17.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

17.2	Final dispute resolution.

17.2.1

Any unresolved dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be brought in the federal or state court of jurisdiction in New Jersey.

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APPENDIX 3

SERVICE CHARGES

1.	GENERAL

1.1	This Appendix 3 stipulates the rules and principles for the Service Charges payable by Purchaser to Service Provider for Services delivered under the Service Agreement.

1.2	The Parties agree that the Service Charges shall be updated for each new calendar year based on changes in required resources, costs and forecasted volumes.

2.	DEFINITIONS

2.1

Any capitalised terms used but not specifically defined herein shall have the meanings set out for such terms in the Service Agreement. In addition, the capitalised terms set out below in this Section 2 shall for the purposes of this Service Specification have the meanings described herein. All capitalised terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

2.2	“Common Costs” shall have the meaning as set out in Section 3.3 below.

2.3	“OBL” means Outbound Logistics.

3.	COST SHARING PRINCIPLES

3.1

Purchaser shall, based on “Arm’s Length” principle, fully compensate Service Provider for all costs occurring related to activities under this Service Agreement which are executed on behalf of Purchaser.

3.2	The general principle is that costs that can be identified as directly arising from activities related to one Party’s Vehicles shall also be fully covered by that Party.

3.3

In cases when the distinction described in Section 3.2 above is not possible to make, i.e. when an activity adds value to both Parties’ outbound logistics flow, the costs for such activities (“Common Costs”) will be distributed between the Parties based on forecasted production volume (unless otherwise stated in the following) and, where applicable, its market distribution.

3.3.1	To establish the costs for a calendar year, the Parties’ combined volume forecast plan made available in November, preceding year, shall be used to determine each Parties’ share of the Common Costs.

3.3.2

in the event that Purchaser during a calendar year adds an additional car model, manufacturing plant (pick-up location) and/or new market (destinations) which was not known at the time for the planning described in Section 3.3.1 above, the Common Costs will be adjusted based on a new volume forecast which is determined in good faith between the Parties. The updated Common Costs shall be applied from the first day of the calendar month when the changed condition is effective.

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4.	SERVICE CHARGES

4.1	Rates, general

4.1.1

The rates that are used for charging service costs to Purchaser shall be determined by Service Provider on an, at least, annual basis in compliance with applicable tax legislation, including but not limited to the principle of “Arm’s Length” between the Parties.

4.1.2

The hourly rates, used at the time of preparation of this Service Agreement, represents the level of 2020 and 2021. The Parties agree that the Service Charges related to this Service Agreement will be continuously updated whenever the hourly rates are updated according to Section 4.1.1 above.

4.1.3	The Parties agree that one Full Time Employee (“FTE”) represents [***] working hours per year.

4.2	Charges related to Administration and Operation

4.2.1	Examples of the activities related to Administration and Operations of the outbound transports and related logistic services are listed in Appendix 1d.

4.2.2

The costs for these activities are not directly influenced by the actually shipped volume of Vehicles since Service Provider must uphold a certain capacity on behalf of Purchaser. Therefore, the costs for the related activities shall be calculated for each calendar year and distributed evenly on the invoices for the Services under the Service Agreement, issued by Service Provider to Purchaser during said calendar year.

4.2.3	The table below shows the running operation cost categories and the estimated costs based on 2020 and 2021 cost level.

[***]

4.2.4

In the event that Service Provider needs to perform any kind of work on behalf of Purchaser, which is not part of the running operation activities, Purchaser shall compensate Service Provider for the time spent based on the hourly rates agreed between the Parties at the time. Before any such work is started, Service Provider shall present to Purchaser an estimation of the required hours, which Purchaser must approve. If the Parties cannot agree, he work shall not be carried out and Purchaser is responsible for any potential consequences.

4.2.5

If the Purchaser and the Service Provider agrees to add the Purchaser to an existing Frame Agreement / retainer agency made by the Service Provider, the Purchaser, will, besides the worktime it may for the activities needed, be charged a lump sum according to the following thresholds. The thresholds are based on the Purchaser’s contract value with the supplier:

1.	[***] per supplier contracts up to the value of [***]

2.	[***] per supplier contracts to the value between [***]

3.	[***] per supplier contract to the value between [***]

4.	[***] per supplier contracts over [***]

4.2.6

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4.3	Charges related to Customs administration

4.3.1	Examples of the activities related to Customs administration services are listed in Appendix 1e.

4.3.2	The costs for these activities are mainly directly influenced by the actually shipped volume of Vehicles since Service Provider must process each imported Vehicle.

4.3.3	The table below shows the Customs administration services and the estimated costs based on 2020/2021 cost level.

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(Version 31 May 2021)

Appendix 4—Geographical Scope of VCC (Americas—USA and Canada) Services for Polestar

CN Export to the US&CA

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